Exhibit 3.1(i)

ARTICLES OF INCORPORATION

OF

COMANCHE URANIUM COMPANY, INC.

We, the undersigned, hereby mutually agree and associate ourselves together and unite ourselves as a corporation and for such purposes, we hereby make execute and adopt the following:

ARTICLES OF INCORPORATION

ARTICLE I

The name of this corporation shall be Comanche Uranium Company, Inc.

ARTICLE II

The period of existence and duration of the life of this corporation shall be ninety-nine years.

ARTICLE III

The principal office and place of business of this corporation shall be at 628 South State Street, Salt Lake City, County of Salt Lake, State of Utah.  It may establish an office or place of business at any other city in the State of Utah.

ARTICLE IV

The corporation shall have a seal, which shall be used in attesting its corporate acts, and which shall bare the words “Comanche Uranium Company, Inc.”

ARTICLE V

The objects and purposes of this corporation in general terms shall be to carry on the business of investing in, acquiring, selling, developing and mining mineral resources, including mining claims, patented claims, fee lands, leases, options, and all other interests in minerals or metals. It shall have the power, to own, lease, occupy, mine, or develop, any lands containing uranium, materials, or other ores, or all on any lands for any purpose of the company; to mine or otherwise to extract or remove uranium or other ores, stone and other minerals from any land owned, acquire, leased or occupied by the company, or from any other lands; to buy and sell, or otherwise to deal or to traffic in any ores, Mineral, stone, or other mining material and products thereof; to acquire, own, lease, occupy any mills, refineries or equipment necessary to produce minerals or ores for commercial purposes; and to construct any roads necessary to market such minerals or ores as may be produced by the company, and or own, acquire, lease any and all trucks, or other equipment necessary to carry out the pursuits of this corporation; to buy, sell and deal in supplies appurtenant to the business of the corporation or incidental to the use, operation, maintenance, repair of the equipment thereof.

The business or purpose of the company is from time to time to do any one or more of the acts and things herein set forth; and it nay conduct it’s business in other Sates, territories or foreign countries, and less contrary to the law thereof, and may establish such office outside the State of Utah as may be in the best interest of the company, unless contrary to law; an may hold, purchase, mortgage and convey real and personal property in any state or foreign country unless contrary to law. Without, in any particular limiting any of the objects and powers of the corporation, it is hereby expressly outlined and provided that the corporation shall have power to issue bonds and other obligations in payment for property purchase or acquired by it, or for any other objects in or about its business; to mortgage or pledge any stakes, bonds or other obligation, or any property which may be acquired by it, to issue any bonds or other obligations by it issued or other words to guarantee, dividends, or bonds or contracts or other obligations; to make and perform any contracts of any kind and description, and, in carrying on its business or for the purpose of attaining or furthering any of its objects, to do any and all other things and to exercise any and all other powers which a co-partnership or natural person could do and exercise and which now or hereafter may be authorized by law; it may acquire and undertake all or any of any part of any business, assets and liabilities of any person, firm, association or corporation or business, convenient for the development, expansion or carrying on of its business; it may take, acquire, purchase, hold, own, rent, lease, sell, exchange, mortgage, improve, evaluate, develop, explore, or otherwise deal in, any and all property, real and personal, of every description, including its own capital stock and stock of other corporations which may come into its possession in regular service of business incidental to or capable of being used in the afore told businesses or any of them.

ARTICLE VI

This corporation in its name, shall have power: to make all contracts necessary and proper to effect its purposes and conduct its authorized business: to make all such by laws, rules and regulations not in consistent with law or with other corporate rights and fixed privileges as may be necessary to carry in effect the object of the corporation: and such by laws, rules and regulations may be made in the regular meeting of the stock holders or by the board of directors to disburse use of profits actually earned and give such dividends from time to time as the directors may deem prudent: it may buy and be sold and may do all other things and carry on any other lawful business whatever is contestant with the foregoing or which is calculated, directly or indirectly to promote the interests of the corporation or to enhance the values of its properties.

ARTICLE VII

The business and prudential affairs of this corporation shall be managed and controlled by a board of not less than five or more than eleven directors, to be elected at the annual meeting of the stockholders They shall hold office until their successors are duly elected and qualified, unless their office should be become vacant by resignation, removal, death or disqualification. To be eligible to the office of director a person must be the owner of not less than 50,000 shares of stock of the corporation as shown by the books thereof. The board of directors as soon as possible after their election and qualification shall meet and organize by electing one of their members chairman of the board, one of their members vice president, and by electing from their number a secretary treasurer, each of whom shall perform such duties and powers as shall be assigned to them by the board of directors and the by laws. The board of directors shall employ such assistant secretaries as may be required. All officers of the corporation may be reviewed by the board of directors at any meeting of the board held not less than 10 days after notice to stockholders either by mailing notice or publicize in a newspaper of general circulation and written notice to such director. Vacancies occurring in the board of directors through death, resignation or removal, may be filled for the unexpired term by the board of directors.

ARTICLE VIII

At least three fourths of the members of the board of directors shall be necessary to constitute a quorum for the transaction of business. A majority of the members of the board present at a directors meeting authorized to transact business, may conduct the business of the corporation and the corporation shall be bound by such motion.

ARTICLE IX

The names and residences of the persons that have been elected as a board of directors to manage the special and regular affairs of the corporation until the first annual meeting of the stockholders, and until their successors are duly elected and qualified are as follows:

    NAME                                OFFICE                                                RESIDENCE

Gerald S. Higgs                       President                                             Salt Lake City, Utah

Gerald B. Higgs                      Vice President                                     Salt Lake City, Utah

James J. DeBry                        Secretary Treasurer                            Salt Lake City Utah

D.H. Shoor                              Director                                               Salt Lake City, Utah

E.J. Morveu                             Director                                               Salt Lake City, Utah

David Person                           Director                                               Bellville, Illinois

Keith Richards                         Director                                               Salt Lake City, Utah

Fred K. Coleman                     Director                                                Salt Lake City, Utah

Calvin Johnson                        Director                                                Des Moines, Iowa

ARTICLE X

The annual meeting of the stockholders for the election of Directors and the transaction of other business shall be held at the principal office of the corporation at 8:00 p.m. on the 2nd Tuesday in May 1954, and on the 2nd Tuesday of May each year thereafter.

ARTICLE XI

All elections for Directors and at all stockholder meetings where a vote by stock shall be called for, each stockholder shall be entitled to one vote for each share of stock owned by him as shown by the books of the corporation, for each Director to be elected. On all matters involving corporate acts transacted in stockholder meetings any stockholder may demand a vote according to ownership of stock. The Board of Directors may close the books of the corporation for the transfer of stock for a period of ten days prior to a stockholder meeting.

ARTICLE XII

Special meetings of the stockholders may be called by the Board of Directors, and as provided for in the By Laws of the corporation.

ARTICLE XIII

The Corporation shall have and hold a lien on all stock subscribed, to secure the payment of such subscription and no sale and transfer of stock or shares shall void such lien; as against the corporation no sale or transfer of stock shall be valid and convey title unless entered on the books of the corporation as required by By-Laws.

ARTICLE XIV

The private property of the stockholders shall not be subject to the payment of the corporate debts in any amount or to pay extent whatsoever.

ARTICLE XV

The stock of this corporation shall be non-assessable. These articles may be changed, altered and amended at any authorized meeting of the stockholders by vote of the stockholders representing a majority of the outstanding capital stock.

ARTICLE XVII

The capital stock of this corporation shall be $70,000 divided into seven million shares of the par value of one ($0.01) per share, of which 700,000 shares have been subscribed as hereinafter set forth, and full paid for by cash and issued as fully paid shares. All stock shall be common stock. Stockholders may vote in person or by written attested proxy. Persons holding stock in fiduciary corporations shall be entitled to vote the shares so held by them; all persons whose stock has been pledged shall be entitled to vote the same unless the transfer of the stock on the books of the corporation shall allow that the pledge is entitled to vote the same, and in each case, the pledge only shall have the right to vote such stock.

In addition to the stock which has been herein subscribed by the incorporators thereof, an option to purchase an additional 30,000 shares to each at the par value thereof is hereby extended to said incorporators and each of them. Without action of the stockholders, the remaining six million, 270,000 shares of stock may be issued from time to time in such amount and for such consideration as may be determined by the Board of Directors. Any and all such shares so issued as heretofore provided, the full consideration for which shall be paid on delivery, shall be deemed fully paid stock and shall not be liable to any further assessment.

ARTICLE XVIII

The amount of stock each party hereby has subscribed for is as follows:

    NAME                                                       NUMBER OF SHARES

A. H. Secor                                                                   70,000

R.J. Morean                                                                  70,000

James J. DeBry                                                           140,000

David Bassos                                                                70,000

Gerald H. Higgs                                                            70,000

Gerald B. Higgs                                                            70,000

Fred M. Coleman                                                          70,000

Calvin Johnson                                                              70,000

Keith Richards                                                              70,000

IN WITNESS WHEREOF, the incorporators above named hereto subscribes their names and places of residence this 14th day of May, 1954.

/s/Gerald H. Higgs

/s/Fred Coleman

/s/Gerald B. Higgs

/s/David Bassos

/s/James J. DeBry

/s/B. H. Secor

/s/Keith Richards

/s/R. J. Morean

/s/Calvin Johnson

STATE OF UTAH                  )

                                                ) ss

COUNTY OF SALT LAKE   )

Gerald H. Higgs, Fred Coleman, Gerald B. Higgs, David Bassos, James J. DeBry, B. H. Secor, Keith Richards, R. J. Morean, Calvin Johnson, being first duly sworn each for themselves say; I am one of the incorporators of COMMANCHE URANIUM COMPANY, INCORPORATED, and it is our bona fide intention to carry on the business mentioned in the Articles of Incorporation, I verily believe that each party to the Articles of Incorporation has paid the amount of the capital stock subscribed by him; that more than the percent of the capital stock of the corporation has been paid by that said corporation is a bona fide business venture for the purpose as specified in its Articles of Incorporation.

/s/Gerald H. Higgs

/s/Fred Coleman

/s/Gerald B. Higgs

/s/David Bassos

/s/Games J. DeBry

/s/B. H. Secor

/s/Keith Richards

/s/R. J. Morean

/s/Calvin Johnson

Subscribed and sworn to before me this 14th day of May, 1954.

/s/Bill Hurley

Notary Public

Residing in Salt Lake City, Utah

My commission expires 1/8/56